UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 6, 2008 (May 1, 2008)
REPLIDYNE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52082	84-1568247
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
1450 Infinite Drive,		80027
Louisville, Colorado		(Zip Code)
(Address of principal executive offices)
303-996-5500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On May 1, 2008, in connection with a restructuring of its operations, Replidyne, Inc. (the “Company”) terminated the employment of Roger Echols, M.D., the Company’s Chief Medical Officer. The termination of Dr. Echols is the result of the Company’s elimination of the position of Chief Medical Officer in this restructuring.
(e) Separation Agreement
On May 1, 2008, the Company entered into a separation agreement with Dr. Echols (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, the Company will pay to Dr. Echols the equivalent of twelve months of his base salary in effect immediately prior to his termination, which is $350,000. Such payments will be made on the same basis and at the same time as payments of Dr. Echols’s base salary were made prior to the termination of his employment. In addition, the Company also agreed to pay the premiums of group health insurance COBRA continuation coverage for Dr. Echols and his eligible dependents, up to a maximum period of twelve months from his termination date. The Company will also pay the cost for Dr. Echols to participate in up to six months of outplacement services with Right Management Inc., up to a maximum of $7,500, if such services are initiated within three months following the termination of his consultant agreement with the Company, the terms of which consultant agreement are described below. As consideration for the benefits of the Separation Agreement, Dr. Echols will execute a full general release of claims against the Company and its affiliates.
Consultant Agreement
On May 2, 2008, the Company entered into a consultant agreement with Dr. Echols (the “Consultant Agreement”). Pursuant to the Consultant Agreement, Dr. Echols will advise and consult with the Company on clinical development and regulatory strategies related to the Company’s anti-infective products, including faropenem medoxomil, and advise and consult with the Company on strategic planning. Dr. Echols will also perform such other services that relate to his areas of expertise and which the Company’s executive officers believe would be beneficial to the Company.
Pursuant to the Consultant Agreement, the Company has agreed to pay Dr. Echols an amount equal to $10,000 for each full month of consulting services rendered to the Company by him during the period from the effective date of the Consultant Agreement until July 31, 2008 (the “Initial Consulting Period”), subject to pro ration for partial months of service. During the period from July 31, 2008 through December 31, 2008, and for any hours in excess of forty hours per month during the Initial Consulting Period, Dr. Echols will be compensated at a rate of $300 per hour. In addition, the Company has agreed to grant Dr. Echols stock options to purchase up to 40,000 shares of the Company’s common stock at an exercise price equal to the closing sales price of the Company’s common stock on the Nasdaq Global Market on the grant date of such options. Such options will vest over the course of the Consultant Agreement in eight equal monthly installments and have an exercise period of up to three years from the termination date of the Consultant Agreement. Dr. Echols will also be eligible to receive a one-time lump sum bonus of up to $125,000 in the event that the Company concludes a partnership of its faropenem program with certain parties, provided that Dr. Echols is actively providing consulting services through the date of execution of such partnering agreement. The Consultant Agreement also provides that, in the event that the Company consummates a change in control (as defined in the Company’s 2006 Equity Incentive Plan), prior to the termination date of the Consultant Agreement, Dr. Echols’s outstanding stock options shall become fully vested and exercisable.
The Consultant Agreement terminates on December 31, 2008, provided that the Consultant Agreement will automatically terminate immediately upon “just cause” or the consummation of a change in control (as defined in the Company’s 2006 Equity Incentive Plan). For purposes of the Consultant Agreement, “just cause” means the occurrence of one or more of the following: (i) Dr. Echols’s conviction of a felony or a crime involving moral turpitude or dishonesty; (ii) Dr. Echols’s participation in a fraud or act of dishonesty against the Company; (iii) Dr. Echols’s intentional and material damage to the Company’s property; (iv) Dr. Echols’s material breach of any provision of the Consultant Agreement that is not remedied within fourteen days of written notice of such breach from the Company’s Board of Directors; (v) Dr. Echols’s failure to perform the required consulting services in accordance with the Consultant Agreement at the times reasonably requested by the Company; or (vi) Dr. Echols’s failure to execute his Separation Agreement within twenty-one days of receipt of such Separation Agreement. Dr. Echols may terminate the Consultant Agreement at his convenience upon ten days prior written notice to the Company. Upon the termination of the Consultant Agreement, Dr. Echols will have the opportunity to purchase at their depreciated fair market value the information technology devices provided by the Company to him in order to perform his consulting services.
The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Separation Agreement and the Consultant Agreement. The omitted material will be included in the request for confidential treatment.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIDYNE, INC.
Dated: May 6, 2008	By:	/s/ Mark L. Smith
Mark L. Smith
Chief Financial Officer Principal Accounting Officer